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PRESS ANNOUNCEMENT
DATE:      OCTOBER 20, 2004
CONTACT:   C. KEITH SWANEY
           (440)248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND A 10% INCREASE IN ITS QUARTERLY CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $1,268,000 or $0.18 basic earnings per share and $0.18 diluted earnings per share for the quarter ended September 30, 2004 as compared to earnings of $2,932,000 or $0.42 basic earnings per share and $0.41 diluted earnings per share for the prior year comparable period.

Commenting on the results, Chairman John R. Male stated "the decrease in earnings is largely attributable to a decrease in non-interest income.
Non-interest income decreased primarily as a result of mortgage banking activities, specifically a decrease in gains on the sale of loans, and from a decline in the sale of real estate owned in the current period. The results of mortgage banking activity in the prior period were attributable to historically low market interest rates and refinancing activity", concluded Mr. Male.

As of September 30, 2004, PVF Capital Corp. reported assets of $774.1 million, an increase of $18.4 million or 2.4% from the fiscal year ended June 30, 2004. Total stockholders' equity of PVF Capital Corp. was $63.9 million at September 30, 2004. Annualized return on assets and return on equity were 0.66% and 7.97%, respectively, for the three months ended September 30, 2004.

On September 28, 2004, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share and will be payable on November 8, 2004 to the stockholders of record at the close of business on October 25, 2004. This cash dividend represents a 10.00% increase over the prior quarter.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s, common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.


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PVF CAPITAL CORP.
                                                               30000 Aurora Road
                                                               Solon, OH 44139
                                                               (440) 248-7171

                         Summary of Financial Highlights


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                (UNAUDITED)

 (Dollars in thousands)                        SEPTEMBER 30,          JUNE 30,
                                                  2004                  2004
                                              ---------------      -------------
ASSETS
------
  Cash and cash equivalents                     $ 18,112              $ 17,470
  Investment securities                           27,500                27,500
  Loans and mortgage backed securities           676,183               659,331
  Other assets                                    52,314                51,386
                                                --------              ---------
      Total Assets                              $774,109              $755,687
                                                ========              =========

LIABILITIES
-----------
  Deposits                                      $512,419              $526,493
  Borrowed money                                 176,999               147,526
  Other liabilities                               20,764                18,307
                                                --------              ---------
    Total Liabilities                            710,182               692,326
                                                --------              ---------
    Total Stockholders' Equity                    63,927                63,361
                                                --------              ---------
    Total Liabilities and Stockholders' Equity  $774,109              $755,687
                                                ========              =========


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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
(Dollars in thousands except per share data)              SEPTEMBER 30,
                                               ---------------------------------
                                                      2004                2003
                                               ---------------------------------

Interest income                                     $10,034             $10,058

Interest expense                                      4,424               4,311
                                                    -------             -------

Net interest income                                   5,610               5,747

Provision for loan losses                               136                 100
                                                    -------             -------

Net interest income after provision
     for loan losses                                  5,474               5,647

Total noninterest income                                686               3,311

Total noninterest expense                             4,324               4,538
                                                    -------             -------

Income before federal income tax provision            1,836               4,420

        Federal income tax provision                    568               1,488
                                                    -------             -------

Net income                                           $1,268              $2,932
                                                    =======             =======

BASIC EARNINGS PER SHARE                              $0.18               $0.42
                                                    =======             =======

DILUTED EARNINGS PER SHARE                            $0.18               $0.41
                                                    =======             =======